Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400
Robert Gross
Executive Chairman
(585) 647-6400
Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400
Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. PROVIDES THIRD QUARTER BUSINESS UPDATE

ROCHESTER, N.Y. – January 11, 2016 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today provided a business update for the third quarter ended December 26, 2015.

Third quarter sales were weaker than expected due to unseasonably warm weather in the northeastern and north central regions of the country, which resulted in lower demand for tires. The Company experienced positive comparable store sales in regions not impacted by the warm weather conditions, including positive mid-single digit comparable store sales in its southern markets. Tire category comparable store sales decreased approximately 4.5% for the quarter, comprised of a 7.5% decline in tire units, offset by a 3% increase in average selling price versus the prior year period. Despite the adverse weather impact, the Company’s traffic for the quarter was flat, as were comparable sales in non-tire categories, taken as a whole. Comparable store sales in key service categories remained positive, including an increase of approximately 2% in brakes and 6% in alignments.

As a result, the Company now anticipates sales for the third quarter of fiscal 2016 to be approximately $239 million, with comparable store sales declining by approximately 2.5%. The Company now expects diluted earnings per share for the third quarter to be $.46, which includes $.05 per share of due diligence costs. This compares to the Company’s previous third quarter expectations for sales of between $247 million to $254 million, comparable store sales growth of 2.0% to 4.0% and earnings per diluted share in the range of $.53 to $.58.

The Company is maintaining its guidance for the fourth quarter of fiscal 2016, including total sales of $232 million to $240 million, based on a comparable store sales increase of 2% to 4%, and diluted earnings per share of $.40 to $.45.

John Van Heel, President and Chief Executive Officer stated, “Our overall results for the third quarter are lower than initially anticipated due to the impact of the unusually warm weather, primarily on our tire category across our northern markets. While comparable store sales increased 4% in October, we experienced a decline of 9% in November followed by an increase of .4% in December. As winter weather has normalized, we are encouraged by the improvement in comparable store sales in the first two weeks of fiscal January, which have increased by approximately 9% on positive tire sales and traffic trends.”

Mr. Van Heel concluded, “We remain confident in our ability to drive strong top and bottom line growth organically and through our disciplined acquisition strategy. We continue to be very optimistic regarding the significant number of acquisition opportunities we see in the marketplace. To capitalize on acquisitions and other business opportunities, we are also in the process of increasing our credit facility from $250 million to approximately $500 million, further strengthening our ability to drive long term growth.”

The Company will release its fiscal 2016 third quarter earnings before markets open on Tuesday, January 26, 2016.

As a reminder, Mr. Robert Gross, Executive Chairman, will present at the 18th Annual ICR Conference in Orlando, Florida, Tuesday, January 12, 2016 at 11:00 a.m. ET. A live webcast of the presentation will be available via the Investor Relations section of the Company’s website (www.monro.com) and will be archived for two weeks.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,031 Company stores in 25 states and is the franchisor of 135 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of weather conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2015. Except as required by law, the Company does not undertake and specifically disclaim any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.